Exhibit 99.1

CHIQUITA TO CONSOLIDATE CORPORATE HEADQUARTERS IN CHARLOTTE
 Positions Chiquita for long-term growth, improves operational efficiencies, and enhances access to worldwide market opportunities and customers

CINCINNATI, Nov. 29, 2011 – Chiquita Brands International, Inc. (NYSE: CQB) today announced plans to relocate its corporate headquarters to Charlotte, North Carolina, from the company’s current location in Cincinnati, Ohio. The relocation will include more than 300 positions currently based in Cincinnati.  Chiquita will also consolidate other corporate functions in Charlotte by bringing more than 100 additional positions currently spread across the U.S. to improve execution and accelerate decision-making. The move is expected to be complete by the end of 2012.

“After an extensive review of our capabilities and needs, we are confident that Charlotte is the optimal location for our business and that our decision to relocate is in the long-term best interest of our company, customers, employees and shareholders,” said Fernando Aguirre, chairman and chief executive officer.  “Charlotte provided the most compelling economic opportunity to lower our long-term operating costs and the region is an attractive community for our employees. Importantly, the Charlotte airport provides improved access to international markets, customers and Chiquita operations around the world.”

“We are grateful for the efforts and leadership of Governor Perdue, Mecklenburg County Commission Chair Roberts, Mayor Foxx, the Charlotte Chamber of Commerce and Charlotte Center City Partners for working with us to make this relocation possible.  We look forward to joining the Charlotte business community and beginning this exciting new chapter for Chiquita,” added Aguirre.

“Chiquita looked across America for a place to locate its global headquarters and they chose Charlotte, North Carolina,” said North Carolina Governor Bev Perdue.  “Once again this state’s tremendous workforce, top business climate and accessible infrastructure attracted an internationally competitive company.”

“We welcome Chiquita and its global headquarters to Charlotte,” said Charlotte Mayor Anthony Foxx.  “Their move, which follows an all-hands-on-deck recruiting effort, serves to further diversify Charlotte’s economy and bring a significant number of high quality jobs.  Chiquita has a legendary track record of corporate citizenship, and, in addition to its economic impact, we can also look forward to the many ways in which its presence will enhance our quality of life.”

Chiquita will offer the great majority of its Cincinnati employees the opportunity to relocate to the North Carolina headquarters. The decision to relocate Chiquita’s headquarters is part of the company’s ongoing efforts to make its operations more efficient, and follows a thoughtful and rigorous review of Chiquita’s corporate operations. Potential locations were evaluated against multiple criteria, including costs and ease of access to Chiquita’s operations.

The company expects that total project related costs will total $30 to $35 million during the next two years, of which $24 million will be recaptured through state, local and other incentives during the next decade. In addition, the company expects to generate ongoing operating cost savings of more than $4 million annually during the next decade from the benefits of domestic consolidation of locations, lower rental rates and travel costs.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

Chiquita Brands International, Inc. (NYSE: CQB) is committed to Improving World Nutrition, as a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products – from energy-rich bananas, blends of convenient green salads, other fruits to healthy snacking products.  The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks.  With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide.  For more information, please visit our corporate web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for  fuel and other commodity inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance.  Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements.  Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CONTACT:  Ed Loyd, +1-513-784-8935, eloyd@chiquita.com